EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT
NAME	JURISDICTION OF INCORPORATION
Informatica Australia PTY Limited	Australia
Informatica Belgie N.V.	Belgium
Informatica International do Brazil Ltd.	Brazil
IS Informatica Software Ltda.	Brazil
Striva Technology Inc.	California
Informatica Software Ltd.	Canada
Informatica Cayman Ltd.	Cayman Islands
Informatica (Beijing) Information Technology Company Ltd	China
Agent Logic, Inc.	Delaware
Applimation, Inc.	Delaware
Gamma Enterprise Technologies, LLC	Delaware
Identity Systems, Inc.	Delaware
Informatica Federal Operations	Delaware
Informatica International, Inc.	Delaware
Itemfield, Inc.	Delaware
Similarity Systems, Inc.	Delaware
Striva Corporation	Delaware
Informatica France S.A.S.	France
AddressDoctor GmbH	Germany
Informatica GmbH	Germany
Informatica Software Limited	Hong Kong
Applimation India Private Limited	India
Informatica Business Solutions Private Ltd.	India
Informatica Ireland Ltd.	Ireland
Tristlam Ltd.	Ireland
Itemfield Ltd.	Israel
Informatica Software Italia S.r.l.	Italy
Informatica Japan KK	Japan
Informatica Korea Corporation	Korea
Informatica Software de Mexico S. de R.L. de C.V.	Mexico
Informatica Software Services de Mexico SA de CV.	Mexico
Informatica Nederland B.V.	The Netherlands
Informatica Nederland C.V.	The Netherlands
INFA Software Philippines Corporation	The Philippines
AddressDoctor North America Corporation	North Carolina
Info Corp Informática Portugal, sociedade unipessoal Lda.	Portugal
Informatica S.E.A. Pte. Ltd.	Singapore
Informatica Data Integration Iberica	Spain
Applimation, SA	Switzerland
Informatica Software (Schweiz) AG	Switzerland
Informatica Taiwan Co. Ltd.	Taiwan
Informatica Software Limited	United Kingdom
Striva Technology Ltd	United Kingdom
Informatica Development Ltd.	United Kingdom